Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of Green Mountain Coffee Roasters, Inc. of our report dated November 27, 2012 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Green Mountain Coffee Roasters, Inc., which appear in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, MA
March 8, 2013